Exhibit 99.2
ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Pro Forma Condensed Consolidated Financial Statement
(Unaudited)
The following unaudited pro forma financial information of Alexander & Baldwin, Inc. (the “Company”) is based on the historical financial statement of the Company. The unaudited pro forma condensed consolidated statement of income of the Company for the year ended December 31, 2013 has been prepared as if the acquisition of the Properties had occurred on January 1, 2013. Pro forma condensed balance sheet information has been omitted because the Kailua Portfolio acquisition was reflected in the Company's consolidated balance sheet as of December 31, 2013 contained in the Company's 2013 Annual Report on Form 10-K.
Such unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company filed with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of the results of operations of the Company that would have occurred if the acquisition of the Properties had been completed on the date indicated, nor does it purport to represent the Company’s results of operations as of any future date or for any future period. The pro forma condensed consolidated statement of income of the Company has been adjusted to include the acquisition of the Properties, and excludes operations that were discontinued. In addition, the pro forma condensed consolidated statement of income is based upon pro forma allocations of the purchase price of the Properties using preliminary estimates of fair value of the assets acquired and liabilities assumed in connection with the acquisition. These allocations may be adjusted in the future upon finalization of these preliminary estimates. Management believes all material adjustments necessary to reflect the effect of the acquisition have been made to the unaudited pro forma financial information.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2013
(In millions, except per share amounts)

		Acquisition of
	A&B	the Kailua
	Historical	Portfolio	A&B
	(A)	(B)	Pro Forma
Operating Revenue:
Real estate leasing	$78.8	$27.1	$105.9
Real estate development and sales	85.4	—	85.4
Construction and natural materials	54.9	—	54.9
Agribusiness	146.1	—	146.1
Total operating revenue	365.2	27.1	392.3
Operating Costs and Expenses:
Cost of real estate leasing	48.4	14.3	62.7
Cost of real estate development and sales	46.7	—	46.7
Cost of construction contracts and natural materials	47.6	—	47.6
Costs of agribusiness revenues	136.8	—	136.8
Selling, general and administrative	41.2	—	41.2
Grace Acquisition costs	4.6	—	4.6
Total operating costs and expenses	325.3	14.3	339.6
Operating Income	39.9	12.8	52.7
Other Income and (Expense):
Income related to real estate joint ventures	4.3	—	4.3
Gain on insurance	2.4	—	2.4
Impairment and equity losses related to joint ventures	(6.6)	—	(6.6)
Interest income and other	2.7	—	2.7
Interest expense	(19.1)	(3.3)	(22.4)
Income From Continuing Operations Before Income Taxes	23.6	9.5	33.1
Income tax expense	8.5	3.7	12.2
Income from Continuing Operations	15.1	5.8	20.9
Income attributable to noncontrolling interest	(0.5)	—	(0.5)
Income From Continuing Operations Attributable to A&B	$14.6	$5.8	$20.4

Basic Earnings Per Share Attributable to A&B:
Continuing operations	$0.33		$0.46

Diluted Earnings Per Share Attributable to A&B:
Continuing operations	$0.32		$0.45

Weighted Average Number of Shares Outstanding:
Basic	44.4		44.4
Diluted	45.1		45.1
See accompanying notes to pro forma financial information

ALEXANDER & BALDWIN, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

(A)	Derived from the Company's consolidated statement of income for the year ended December 31, 2013.

(B)
To reflect the acquisition of the Kailua Portfolio as if it were acquired on January 1, 2013 for $360.7 million, plus assumed debt of $12.0 million. The purchase price was preliminarily allocated to tangible and identifiable intangible assets and liabilities based on their fair values as follows (in millions):

Fair value of assets acquired and liabilities assumed
Assets acquired:
Property, plant and equipment	$367.7
Intangible assets	30.4
Total assets acquired	398.1

Liabilities assumed:
Intangible liabilities	26.0
Liabilities assumed	11.4
Total liabilities assumed	37.4

Net assets acquired	$360.7
The pro forma information assumes the purchase was funded with approximately $270.0 million of 1031 and 1033 proceeds, a $60.0 million bridge loan, $12.0 million of assumed debt, and $30.7 million from the Company's revolving credit facility. The pro forma adjustments include the pro forma operations of the Properties for 2013, which were based on annualizing the historical results of revenues and expenses for the nine month period ended September 30, 2013, and pro forma purchase price allocation adjustments, such as amortization of above- and below-market leases and incremental depreciation arising from increases in asset bases as a result of recording assets at their fair value in purchase accounting. The amounts allocated to buildings and improvements are depreciated over 10 to 40 years. Tenant improvements are depreciated over the shorter of the respective lease terms or remaining life. Amounts allocated to lease intangible assets and liabilities are amortized over the lives of the leases, which have a remaining average life of 7 years and 12 years, respectively. The purchase price allocation to acquired lease assets and liabilities is preliminary and subject to adjustment by the Company.
Adjustments to derive pro forma revenues and expenses include a $1.3 million increase in revenues for the pro forma net amortization of above- and below-market leases and a $6.3 million increase in depreciation and amortization expenses related to the purchase price allocation. The adjustments in the "Acquisition of the Kailua Portfolio" column also excludes the results of operations of the Kailua Portfolio from December 20, 2013 to December 31, 2013 because these results are already included in the "A&B Historical" column. A&B Historical revenues and expenses also exclude the results of operations from four industrial properties (Republic Distribution Center, Heritage Business Park, Activity Distribution Center, and Savannah Logistics Park) and four retail properties (Broadlands Marketplace, Meadows on the Parkway, Rancho Temecula Town Center, and Maui Mall), which were sold in the fourth quarter of 2013 (first quarter of 2014 for Maui Mall), and therefore, are treated as discontinued operations. The proceeds from the sales of these commercial properties were used to fund the purchase price of the Kailua Portfolio (proceeds from the sale of Maui Mall were used to pay off the $60.0 million bridge loan on January 6, 2014).
Interest expense reflects estimated interest costs incurred for the portion of the purchase price financed for the year ended December 31, 2013, and is based on the assumption of a mortgage note in the amount of $12.0 million (fixed rate of 5.95%), a bridge loan in the amount of $60.0 million executed in connection with the acquisition (floating rate of LIBOR plus 3.0%), and assumed borrowings of $30.7 million on the Company's unsecured revolving credit facility (floating rate of LIBOR plus 2.2%). Historic LIBOR rates ranged from 0.05% to 0.22% during the period from January 1, 2013 through December 31, 2013. The interest rate on the bridge loan and the Company's revolving credit facility was assumed to be 3.20% and 2.40%, respectively, based on the one-month LIBOR rate in effect at December 31, 2013. An increase of 0.125% in the LIBOR rate would increase interest expense by approximately $0.1 million for the year ended December 31, 2013.
Income taxes are based on the Company's combined federal and state statutory tax rate of 39%.